                                                                      Exhibit 99

            WINTHROP RESIDENTIAL ASSOCIATES I, A LIMITED PARTNERSHIP
                                DECEMBER 31, 1999


Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement (Unaudited)

     1.  Statement of Cash Available for Distribution for the:


                                                                    Year Ended      Three Months Ended
                                                                December 31, 1999    December 31, 1999
                                                                -----------------   ------------------

        Net loss                                                   $ (129,000)          $   (89,000)
        Add:  Equity in loss of Local Limited Partnership              94,000                60,000
              Distributions received from Local Limited
              Partnership                                              73,000                     -
              Cash from reserves                                      (38,000)               29,000
                                                                   -----------          ------------
        Cash Available for Distribution                            $        -           $         -
                                                                   ===========          ============

     2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended December 31, 1999:

                          Entity           Receiving Form of
                       Compensation          Compensation                 Amount
                       ------------          ------------                 ------

             None